EXHIBIT 99.1

RLI REPORTS FIRST QUARTER 2022 RESULTS

PEORIA, ILLINOIS, April 20, 2022 – RLI Corp. (NYSE: RLI) – RLI Corp. reported first quarter 2022 net earnings of $47.9 million ($1.05 per share), compared to $73.0 million ($1.60 per share) for the first quarter of 2021. Operating earnings(1) for the first quarter of 2022 were $65.5 million ($1.43 per share), compared to $39.6 million ($0.87 per share) for the same period in 2021.

	First Quarter
Earnings Per Diluted Share	2022	2021
Net earnings	$1.05	$1.60
Operating earnings (1)	$1.43	$0.87

(1)	See discussion below: Non-GAAP and Performance Measures.

Highlights for the quarter included:

•	Underwriting income(1) of $59.5 million on a combined ratio(1) of 77.9.
•	22% increase in gross premiums written.
•	9% increase in net investment income.
•	Favorable development in prior years’ loss reserves, resulting in a $39.6 million net increase in underwriting income.
•	Book value per share of $25.45, a decrease of 5% (inclusive of dividends) from year-end 2021.

“We started the year with positive momentum, achieving a 22% increase in gross premiums written and an excellent 78 combined ratio,” said RLI Corp. President & CEO Craig Kliethermes. “All three product segments were solid contributors in the quarter, as market conditions continue to be favorable. Strong underwriting and investment income produced operating earnings of $1.43 per share. However, these positive earnings were offset by negative portfolio returns in the quarter, resulting in a decline in book value of 5%, inclusive of dividends.”

“We believe serving our customers through tailored products, superior service and financial stability is critically important in all markets. Our exceptional underwriting discipline delivered again this quarter and I want to thank our associates for a remarkable start to the year.”

Underwriting Income

RLI achieved $59.5 million of underwriting income in the first quarter of 2022 on a 77.9 combined ratio, compared to $29.9 million on an 86.9 combined ratio in 2021.

Results for both years include favorable development in prior years’ loss reserves, which resulted in a $39.6 million and $31.4 million net increase to underwriting income for 2022 and 2021, respectively.

The following table highlights underwriting income and combined ratios by segment.

Underwriting Income (Loss)(1)			Combined Ratio(1)
(in millions)	2022	2021		2022	2021
Casualty	$27.6	$24.9	Casualty	83.9	83.3
Property	22.5	(1.0)	Property	66.7	101.9
Surety	9.4	6.0	Surety	68.8	78.5
Total	$59.5	$29.9	Total	77.9	86.9

(1)	See discussion below: Non-GAAP and Performance Measures.

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Other Income

Net investment income for the quarter increased 8.9% to $17.9 million, compared to the same period in 2021. The investment portfolio’s total return was -4.7% for the quarter.

RLI’s comprehensive loss was $67.7 million for the quarter (-$1.48 per share), compared to $28.3 million ($0.62 per share) of comprehensive earnings for the same quarter in 2021. In addition to net earnings, comprehensive loss included after-tax unrealized losses from the fixed income portfolio, due to rising interest rates.

Equity in earnings of Maui Jim, Inc. (Maui Jim), a producer of premium sunglasses, was $6.4 million for the quarter. Equity in earnings of Prime Holdings Insurance Services, Inc. (Prime), a specialty insurance company, was $2.8 million. Comparatively, for the first quarter of 2021, equity in earnings of unconsolidated investees from Maui Jim and Prime was $3.7 million and $3.7 million, respectively.

Dividends Paid in First Quarter of 2022

On March 18, 2022, the company paid a regular quarterly dividend of $0.25 per share, the same amount as the prior quarter. RLI’s cumulative dividends total more than $508 million paid over the last five years.

Non-GAAP and Performance Measures

Management has included certain non-generally accepted accounting principles (non-GAAP) financial measures in presenting the company’s results. Management believes that these non-GAAP measures further explain the company’s results of operations and allow for a more complete understanding of the underlying trends in the company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (GAAP). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and earnings per share (EPS) from operations consist of our GAAP net earnings adjusted by the net realized gains/(losses), net unrealized gains/(losses) on equity securities and taxes related thereto. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. A reconciliation of the operating earnings and EPS from operations to the comparable GAAP financial measures is included in the 2022 financial highlights below.

Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting loss and settlement expenses, policy acquisition costs and insurance operating expenses from net premium earned, which are all GAAP financial measures. The combined ratio, which is derived from components of underwriting income, is a performance measure commonly used by property and casualty insurance companies and is calculated as the sum of loss and settlement expenses, policy acquisition costs and insurance operating expenses, divided by net premiums earned, which are all GAAP measures.

Other News

On March 14, 2022, RLI Corp. announced that it has agreed to sell its minority interest in Maui Jim, Inc. RLI’s net after-tax purchase price proceeds from the sale will be approximately $500 million, with the final proceeds to be determined at closing, based on adjustments to the purchase price for working capital and other items.

“A successful completion of the sale will result in capital generated to RLI’s benefit,” said RLI Corp. President & CEO Craig Kliethermes. “As always, our top priority is to ensure we have adequate capital to support our business. However, we have demonstrated discipline in returning capital to shareholders if it exceeds our near-term needs.”

For additional information, please refer to the Form 8-K filed on March 14, 2022 by RLI Corp.

At 10 a.m. central daylight time (CDT) tomorrow, April 21, 2022, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at https://events.q4inc.com/attendee/906207740.

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Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2021.

About RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s insurance subsidiaries are rated A+ (Superior) by AM Best Company. RLI has paid and increased regular dividends for 46 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

Media Contact

Aaron Diefenthaler

Chief Investment Officer & Treasurer

309-693-5846

Aaron.Diefenthaler@rlicorp.com

Supplemental disclosure regarding the earnings impact of specific items:

	Reserve Development and Catastrophe Losses, Net of Reinsurance
	Three Months Ended March 31,
(Dollars in millions, except per share amounts)	2022	2021
Favorable development in casualty prior years' reserves	$27.8	$28.2
Favorable development in property prior years' reserves	$13.2	$6.1
Favorable development in surety prior years' reserves	$4.5	$2.8

Net incurred losses related to:
2022 storms	$(2.0)	$-
2021 and prior events	$-	$(16.0)

	Operating Earnings Per Share
	Three Months Ended March 31,
	2022	2021
Operating Earnings Per Share(1)	$1.43	$0.87

Specific items included in operating earnings per share:(2) (3)
Net favorable development in casualty prior years' reserves	$0.41	$0.44
Net favorable development in property prior years' reserves	$0.21	$0.08
Net favorable development in surety prior years' reserves	$0.06	$0.03

Net incurred losses related to:
2022 storms	$(0.03)	$-
2021 and prior events	$-	$(0.24)

(1)	See discussion above: Non-GAAP and Performance Measures.
(2)	Includes incentive and profit sharing-related impacts which affected policy acquisition, insurance operating and general corporate expenses.
(3)	Reserve development reflects changes from previously estimated losses.

RLI CORP

2022 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
SUMMARIZED INCOME STATEMENT DATA:	2022	2021	% Change
Net premiums earned	$269,152	$228,595	17.7%
Net investment income	17,883	16,424	8.9%
Net realized gains	5,588	14,150	(60.5)%
Net unrealized gains (losses) on equity securities	(27,810)	28,162	NM
Consolidated revenue	$264,813	$287,331	(7.8)%
Loss and settlement expenses	105,524	104,892	0.6%
Policy acquisition costs	85,287	74,990	13.7%
Insurance operating expenses	18,863	18,796	0.4%
Interest expense on debt	2,010	1,901	5.7%
General corporate expenses	3,363	3,342	0.6%
Total expenses	$215,047	$203,921	5.5%
Equity in earnings of unconsolidated investees	8,759	6,424	36.3%
Earnings before income taxes	$58,525	$89,834	(34.9)%
Income tax expense	10,602	16,822	(37.0)%
Net earnings	$47,923	$73,012	(34.4)%

Other comprehensive earnings (loss), net of tax	(115,581)	(44,747)	158.3%
Comprehensive earnings (loss)	$(67,658)	$28,265	NM

Operating earnings(1):
Net earnings	$47,923	$73,012	(34.4)%
Less:
Realized gains	(5,588)	(14,150)	(60.5)%
Income tax on realized gains	1,173	2,972	(60.5)%
Unrealized (gains) losses on equity securities	27,810	(28,162)	NM
Income tax on unrealized gains (losses) on equity securities	(5,840)	5,914	NM
Operating earnings	$65,478	$39,586	65.4%

Return on Equity:
Net earnings	21.1%	27.2%
Comprehensive earnings	10.3%	29.5%

Per Share Data:
Diluted:
Weighted average shares outstanding (in 000's)	45,714	45,674

Net earnings per share	$1.05	$1.60	(34.4)%
Less:
Realized gains	(0.12)	(0.31)	(61.3)%
Income tax on realized gains	0.03	0.07	(57.1)%
Unrealized (gains) losses on equity securities	0.60	(0.62)	NM
Income tax on unrealized gains (losses) on equity securities	(0.13)	0.13	NM
EPS from operations(1)	$1.43	$0.87	64.4%

Comprehensive earnings per share	$(1.48)	$0.62	NM

Cash dividends per share - ordinary	$0.25	$0.24	4.2%

Net Cash Flow provided by Operations	$39,014	$60,287	(35.3)%

(1)	See discussion above: Non-GAAP and Performance Measures.

NM = Not Meaningful

RLI CORP

2022 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2022	2021	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income, at fair value	$2,292,378	$2,409,887	(4.9)%
(amortized cost - $2,374,256 at 3/31/22)
(amortized cost - $2,346,267 at 12/31/21)
Equity securities, at fair value	608,180	613,776	(0.9)%
(cost - $347,354 at 3/31/22)
(cost - $324,501 at 12/31/21)
Other invested assets	52,406	50,501	3.8%
Cash and cash equivalents	72,148	88,804	(18.8)%
Total investments and cash	$3,025,112	$3,162,968	(4.4)%

Premiums and reinsurance balances receivable	170,501	167,279	1.9%
Ceded unearned premiums	126,311	130,916	(3.5)%
Reinsurance balances recoverable on unpaid losses	631,445	608,086	3.8%
Deferred policy acquisition costs	112,004	103,553	8.2%
Property and equipment	52,124	52,161	(0.1)%
Investment in unconsolidated investees	179,351	171,311	4.7%
Goodwill and intangibles	53,562	53,562	0.0%
Other assets	57,225	58,466	(2.1)%
Total assets	$4,407,635	$4,508,302	(2.2)%

Unpaid losses and settlement expenses	$2,081,712	$2,043,555	1.9%
Unearned premiums	696,577	680,444	2.4%
Reinsurance balances payable	26,264	42,851	(38.7)%
Funds held	89,735	89,773	(0.0)%
Income taxes - deferred	47,412	83,509	(43.2)%
Long-term debt	199,723	199,676	0.0%
Accrued expenses	57,101	98,274	(41.9)%
Other liabilities	55,689	40,859	36.3%
Total liabilities	$3,254,213	$3,278,941	(0.8)%
Shareholders' equity	1,153,422	1,229,361	(6.2)%
Total liabilities & shareholders' equity	$4,407,635	$4,508,302	(2.2)%

OTHER DATA:
Common shares outstanding (in 000's)	45,316	45,289

Book value per share	$25.45	$27.14	(6.2)%
Closing stock price per share	$110.63	$112.10	(1.3)%

Statutory surplus	$1,261,620	$1,240,649	1.7%

RLI CORP

2022 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

Three Months Ended March 31,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2022

Gross premiums written	$215,821		$109,598		$33,740		$359,159
Net premiums written	175,613		81,995		32,282		289,890
Net premiums earned	171,756		67,440		29,956		269,152
Net loss & settlement expenses	83,849	48.8%	20,363	30.2%	1,312	4.4%	105,524	39.2%
Net operating expenses	60,260	35.1%	24,601	36.5%	19,289	64.4%	104,150	38.7%
Underwriting income (loss)(1)	$27,647	83.9%	$22,476	66.7%	$9,355	68.8%	$59,478	77.9%

2021

Gross premiums written	$188,896		$74,537		$31,462		$294,895
Net premiums written	148,891		55,986		30,112		234,989
Net premiums earned	148,770		51,642		28,183		228,595
Net loss & settlement expenses	70,247	47.2%	31,637	61.3%	3,008	10.7%	104,892	45.9%
Net operating expenses	53,656	36.1%	21,010	40.6%	19,120	67.8%	93,786	41.0%
Underwriting income (loss)(1)	$24,867	83.3%	$(1,005)	101.9%	$6,055	78.5%	$29,917	86.9%

(1)	See discussion above: Non-GAAP and Performance Measures.